EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into on May 7, 2013, by and between CytoSorbents Corporation and its wholly-owned subsidiary CytoSorbents, Inc. (collectively the “Company”), and Kathleen P. Bloch (“Employee”).

The Company wishes to employ Employee as Chief Financial Officer upon the terms and conditions set forth in this Agreement and Employee is willing to accept employment subject to the terms and conditions set forth below. Accordingly, the parties, intending to be legally bound, agree as follows:

1. Employment and Term

1.1              Employment. Subject to the terms and conditions hereof, the Company hereby employs Employee during the term of employment set forth in Section 1.2 to serve as Chief Financial Officer of the Company and perform such services and duties as are normally and customarily associated with such position as well as such other associated duties as the Board of Directors (“BOD”) or the Chief Executive Officer (“CEO”) shall determine. Employee hereby accepts such employment and agrees to devote sufficient time, attention and energies during regular business hours to effectively perform her duties and obligations hereunder.

1.2              Term. The term of employment of Employee under this Agreement shall commence May 29, 2013 and expire on May 31, 2014 (the “Term”) subject to the provisions for early termination set forth herein and subject to automatic renewal for an additional one year term unless a party gives notice of nonrenewal. If the Company does not wish to renew this agreement, it will provide the Employee with 90 days advance written notice of such.

2. Compensation

2.1 Base Compensation. In consideration of the services to be rendered hereunder, the Company hereby agrees to pay Employee an initial annual base compensation of $200,000 payable in equal semimonthly installments in accordance with the usual practice of the Company which base compensation shall be subject to annual review by the Compensation Committee. Employee stock options will be adjusted on the same basis as all other shareholders to account for any stock split, stock dividend, combination or recapitalization

2.2 Signing Bonus. In addition to the above, as a one-time signing bonus, the Employee will receive a 10-year option grant to purchase one million (1,000,000) shares of common stock with an exercise price equal to the daily volume weighted average closing price of the Common Stock for the five (5) trading days immediately prior to the date hereof or $0.116 per share. These options will vest in two equal installments (500,000 shares each) at the 12 month and 24 month anniversary of the signing of this Agreement, provided the Employee is still a full-time employee of the Company at that time.

2.3 Company 2013 Performance-based Stock Option Grant. In addition to the above, the Employee will be entitled to an option grant to purchase 500,000 shares of the Company’s common stock, that vests piecemeal with the achievement of pre-determined milestones approved by the BOD priced at the 5-day VWAP at the time of BOD approval of the Company’s ISO plans, or $0.115 per share.

2.4 Restricted Stock: In the event of an acquisition by another company, Employee would be eligible for an award of restricted shares of the Company, as detailed in the 2013 Stock Option Grant, depending on the acquisition price.

2.5 Adjustment for dilution. All the above options and/or restricted stock plus any other stock options or restricted awards will be subject to standard adjustments for stock splits and stock dividends.

3. Benefits.

3.1              Participation in Plans. During the term hereof, Employee shall be entitled to participate on the same terms as afforded other executive officers in any group insurance, hospitalization, medical, dental, health and accident, disability or similar plan or program of the Company now existing or established hereafter to the extent that she is eligible under the general provisions thereof; provided that in no case shall the benefits be reduced or less than that granted, awarded or provided to Employee on the date hereof.

3.2              Reasonable Business Expenses. Employee shall be allowed reimbursement for reasonable business expenses in connection with the performance of her duties hereunder upon presentation by Employee of the details of, vouchers for, such expenses, including tourist class commercial air travel, and Employee shall be furnished reasonable office space, assistance and facilities.

3.3              Vacation. Employee shall be entitled to four (4) weeks of vacation (without deduction of salary or other compensation) for the period as is in conformity with the Company’s policy regarding vacations for management employees.

3.4              Bonuses. Employee shall be eligible for participation in any incentive stock option plan approved by the BOD, and may receive such discretionary bonuses as the BOD, in its sole discretion and from time to time, deems appropriate.

2

4. Early Termination of Employment.

4.1 Termination for Justifiable Cause. In addition to termination pursuant to Section 1.2, the Company, by written notice to Employee authorized by the BOD may terminate Employee’s employment for “justifiable cause”, which shall mean any of the following events: (a) Commission by the Employee of an act of fraud or dishonesty resulting or intended to result, directly or indirectly, in personal enrichment at the expense of the Company or a willful act causing material damage to the Company and/or its reputation; (b) a conviction of a felony involving moral turpitude; (c) repeated failure or refusal by Employee to follow - written policies and directions reasonably established by the BOD or CEO that go uncorrected for a period of thirty (30) consecutive days after written notice has been provided to Employee; or (d) persistent willful failure by Employee to fulfill her duties hereunder that goes uncorrected for a period of thirty (30) consecutive days after written notice has been provided Employee.

4.2 In the event that the BOD reasonably determines that the Employee has committed a felony), a material act of fraud or other willful tort against the Company, it shall have the right to suspend Employee from her position and duties hereunder without compensation until such time as either the action is dropped or no longer pursued or a final adjudication of Employee’s actions is made by a court (whether civil or criminal as appropriate) of competent jurisdiction. Should said adjudication find Employee innocent (or not at fault) or the action is dropped or no longer pursued, the Company shall promptly pay her all unpaid back salary together with interest on said amount (at the average consumer loan rate published by Citibank, N.A., during the suspension period) and, if said final adjudication is rendered or action dropped or no longer pursued within three (3) months of Employee’s suspension, she may, at her option, be reinstated to her position and this Agreement continued as if never interrupted.

4.3 Permanent Disability of Employee. The Company shall have the right to terminate Employee’s employment hereunder if the BOD shall in good faith and on the basis of reasonable medical evidence determine that Employee, by reason of physical or mental disability, has been unable to perform the services required of him hereunder for more than 120 consecutive days or an aggregate of 180 calendar days, during any 12-month period. Such termination shall be effective as of the last day of the month following the month in which the Company shall have given notice to Employee of its intention to terminate pursuant to this paragraph. Company paid Disability Benefits will be activated 90 days after termination.

4.4 Compensation Upon Early Termination.

3

(a)               In the event of termination of this Agreement for “justifiable cause” as described in Section 4.1, or pursuant to Section 1.2 hereof, Employee shall be entitled solely to the compensation and benefits earned by her before the effective date of termination, as provided for in this Agreement, computed pro rata up to and including that date, in lieu of salary and other benefits under this Agreement.

(b)               If prior to the expiration of the term of this Agreement Employee dies, the Company shall continue Employee’s compensation and coverage of Employee’s direct dependents (if any and if they are eligible) under all plans or programs of the types listed in Section 3.1 for a period of 120 days, provided that no benefits will continue past the end of the term of this Agreement.

(c)                Upon Employee’s termination for “Good Reason” as defined below, Employee shall then be entitled to receive, in lieu of salary and other benefits under this Agreement, (i) an amount equal to four (4) months of her then-current base salary payable in equal semi-monthly payments in arrears without interest for a period of four (4) months, (ii) continued coverage under all plans or programs of the types listed in Section 3.1 until the sooner of 1 year or one (1) month after Employee becomes otherwise employed and eligible for other coverage, and (iii) all other benefits provided to Employee under this Agreement for a period of thirty (30) days.

(d)               Upon a Change of Control as defined below, and Employee is involuntarily terminated or voluntarily terminates her employment with the Company she will receive, in lieu of salary and other benefits under this Agreement, (i) an amount equal to six (6) months of her then-current base salary payable within one (1) month of the Change of Control (ii) continued coverage under all plans or programs of the types listed in Section 3.1 until the sooner of 1 year or one (1) month after Employee becomes otherwise employed and eligible for other coverage, and (iii) all other benefits provided to Employee under this Agreement for a period of thirty (30) days.

4.5 In the event Employee is terminated for any reason other than for “justifiable cause” as defined in Section 4.1 hereof, or death, disability or her voluntary termination, then all unexercised options granted to Employee under the Company’s option plan shall be deemed fully vested and exercisable immediately upon Employee’s termination. The foregoing benefit shall be in addition to, and not in lieu of, any similar benefit that may be contained in any other agreement between the Company and Employee.

4

4.6 If Employee terminates her employment upon the occurrence of a Change of Control of the Company or for Good Reason pursuant to Section 4.6(d), all options granted to Employee under the Company option plan and the Options granted to Employee under the Company option plan shall be automatically fully vested and exercisable immediately.

(a) For purposes of this Agreement, “Change of Control” shall be deemed to have occurred if, during the term of this Agreement:

(i) the beneficial ownership of at least 50% of the Company’s voting securities or all or substantially all of the assets of the Company shall have been acquired, directly or indirectly by a single person or a group of affiliated persons, other than the Employee or a group in which the Employee is a member, in any transaction or series of transactions or

(ii) as the result of or in connection with any cash tender offer, exchange offer, sale of assets, merger, consolidation or other business combination of the Company with another corporation or entity the new Board of Directors is comprised of a majority of Directors chosen or elected by the shareholders of the new/combined entity who were not shareholders of the Company before such cash tender offer, exchange offer, sale of assets, merger, consolidation or other business combination of the Company with another corporation or entity

(c) For purposes of this Agreement, the date of Change of Control shall mean the earlier to occur of:

(i)           the first date on which a single person or group of affiliated persons acquires the beneficial ownership of 50% or more of the Company’s voting securities or all or substantially all of the Company’s assets in any transaction or series of transactions; or

(ii)         the date on which a cash tender offer, exchange offer, sale of assets, merger, consolidation other business combination resulting in the change in the Board of Directors contemplated by Section 4.6 hereof is consummated.

(d) For purposes of this Agreement, the term “Good Reason” shall mean the 1) assignment of an Employee of any duties that are not in the same corporate capacity or area of operations or are not of the same general nature as Employee’s duties with Company without the Employee’s written consent 2) a material diminishment of duties, 3) Company’s breach of the employment agreement, or 4) a forced relocation outside of a thirty (30) mile radius of Company’s current address.

5

5. Confidentiality and Non-Competition.

5.1 Confidentiality. During the term of employment under this Agreement, Employee will have access to and become acquainted with various confidential information including without limitation, trade secrets, customer relationships, formulas, devices, inventions, processes, know-how, financial information and other compilations of information, records, and specifications, which are owned by the Company. Employee shall not disclose any of the Company’s confidential information, directly or indirectly, or use them in any way, either during the term of this Agreement or at any time thereafter, except as required in the course of her employment for the Company. All files, records, documents, drawings, specifications, equipment and similar items relating to the business of the Company, whether prepared by Employee or otherwise coming into her possession, shall remain the exclusive property of the Company and shall not be removed from the premises of the Company under any circumstances whatsoever without the prior written consent of the Company, and if removed shall be immediately returned to the Company upon any termination of her employment and no copies thereof shall be kept by Employee, provided, however, that Employee shall be entitled to retain documents reasonably related to her interest as a shareholder.

(ii) Inventions and Shop Right. Every invention, discovery or improvement made or conceived by Employee related to the business of the Company during her employment by the Company whenever and wherever made or conceived, and whether or not during business hours, of any product, article, appliance, tool, device, formula, process, machinery or pattern similar to, or which constitutes an improvement, on those heretofore, now or at any time during ther employment, manufactured or used by the Company in connection with the manufacture or process of any product heretofore or now or hereafter manufactured by the Company, or of any product which shall or could reasonably be manufactured in the reasonable expansion of the Company’s business, shall be and continue remain the Company’s exclusive property, without any added compensation or any reimbursement for expenses to Employee, and upon the conception of any and every such invention, discovery or improvement and without waiting to perfect or complete it, Employee promises and agrees that he will immediately disclose it to the Company and to no one else and thenceforth will treat it as the property and secret of the Company. Employee will also execute any instruments requested from time to time by the Company to vest in it complete title and ownership to such invention, discovery or improvement and will, at the request of the Company, do such acts and execute such instruments as the Company may require but at the Company’s expense to obtain Letters Patent in the United States and foreign countries, for such invention, discovery or improvement and for the purpose of vesting title thereto in the Company, all without any reimbursement for expenses or otherwise and without any additional compensation of any kind to Employee.

6

5.2 Non-Competition. In the event of a termination of this Agreement for any reason including expiration of the term thereof , Employee shall be prohibited for a period of one (1) year from the effective date of her separation from engaging in any business in direct competition with that of the Company in those states within the United States and those countries outside the United States in which the Company at the time of Employee’s separation has conducted business or where Company has written a reasonable plan to conduct business in the next 12 months or directly or indirectly advising or consulting to or otherwise performing services for or providing assistance to any person, firm, corporation, or other entity engaged in such competitive business, provided, however, nothing herein contained shall be construed as (a) preventing Employee from investing her personal assets in any businesses which do not compete directly or indirectly with the Company, provided such investment or investments do not require any services on her part in the operation of the affairs of the entity in which such investment is made and in which her participation is solely that of an investor, (b) preventing Employee from purchasing securities in any corporation whose securities in any corporation whose securities are regularly traded, if such purchases shall not result in her owning beneficially at any time 3% or more of equity securities of any corporation engaged in a business which is competitive, directly or indirectly, to that of the Company, (c) preventing Employee from engaging in any activities, if she receives the prior authorization of the BOD. Notwithstanding anything herein to the contrary, this Section 5.2 shall not be effective in the event the Employee is discharged for Good Reason or Company’s material breach of this Agreement. This paragraph will be null and void if the Employee is terminated without cause during the term of this Agreement.

5.3 Subsequent to the termination of this Agreement, Employee will not for a period of one (1) year materially interfere with or disrupt the Company’s business relationship with its customers or suppliers or employ any person who was employed with the Company at any time during the 6 months prior to Employee’s termination, or for a period of three (3) years, directly or indirectly solicit any of the employees to leave the employ of the Company.

6. Notices. All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person (in the Company’s case, to its CEO or Secretary) or forty eight (48) hours after deposit thereof in the U.S. mail, postage prepaid, addressed to Employee, at last known address as carried in the records of the Company, or to the Company, at the corporate headquarters, to the attention of the Secretary, or to such other address as the party to be notified may specify by notice to the other party.

7

7. Assigns and Successors. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company and the rights and obligations of Employee shall move to the benefit of and shall be binding on Employee and her legal representatives or heirs. This agreement constitutes a personal service agreement and Employee’s obligations hereunder may not be transferred or assigned by Employee.

8. Amendment Waiver. This Agreement may be amended, and any right or claim hereunder waived, only by a written instrument signed by both Employee and the Company, following authorization by the BOD. Nothing in this Agreement, express or implied, is intended to confer upon any third person any rights or remedies under or by reason of this Agreement. No amendment or waiver of this Agreement requires the consent of any individual, partnership, corporation or other entity not a party of this Agreement.

9. Injunction.

(a) Should Employee at any time violate or threaten to violate any of the provisions of this Agreement, the Company shall be entitled to an injunction restraining Employee from doing or continuing to do or performing any such acts and Employee hereby consents to the issuance of such an injunction.

(b) In the event that a proceeding is bought in equity to enforce the provisions of this paragraph, Employee shall not urge as a defense that there is an adequate remedy at law, nor shall the Company be prevented from seeking any other remedies which may be available.

(c) The existence of a claim or cause of action by the Company against Employee, or by Employee against the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the endorsement by the Company of the foregoing restrictive covenants but shall be litigated separately.

(d) The provisions of this Section 9 shall survive termination of this Agreement.

10. Governing Law and Jurisdiction. This Agreement in its interpretation and application and enforcement shall be governed by the law of the State of New Jersey without application of its conflict of laws provisions, and any legal action commenced by either party seeking interpretation, application and/or enforcement of this Agreement shall be brought only in the State of New Jersey of federal court sitting in Princeton, NJ.

11. Prior Agreements. This Agreement supersedes and replaces any and all prior agreements between the parties as to its subject matter.

12. Construction. Paragraph headings are for convenience only and shall not be considered a part of the terms and provisions of this Agreement.

8

IN WITNESS WHEREOF, the parties have executed this Agreement.

CytoSorbents Corporation		EMPLOYEE

By:	/s/ Phillip P. Chan	/s/ Kathleen P. Bloch
	Phillip P. Chan, CEO	Kathleen P. Bloch
CytoSorbents Corporation

9